SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): November 4, 2010

KEYUAN PETROCHEMICALS, INC.
 (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Nevada	333-124837	45-0538522
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

Qingshi Industrial Park
Ningbo Economic & Technological Development Zone
Ningbo, Zhejiang Province
P.R. China 315803
 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(86) 574-8623-2955
 (ISSUER TELEPHONE NUMBER)

Silver Pearl Enterprises, Inc.
1541 E. Interstate 30
Rockwall, Texas 75087
 (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

–––––––––––––––– Copies to: Leser, Hunter, Taubman & Taubman 17 State Street, Floor 20 New York, NY 10004 Tel: 212-732-7184
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 8.01 Other Events

On November 4, 2010, Keyuan Petrochemicals, Inc (the “Company”) exercised its mandatory conversion rights under the terms of the Series A Preferred Stock to convert all of outstanding shares of its Series A 6% Cumulative Convertible Preferred Stock into a total of 6,132,032 shares of Common Stock, $0.001 par value per share. As a result, following the conversion, all 6,132,032 shares of Series A Preferred Stock that had been outstanding will be cancelled and will be automatically converted, without any delivery of conversion notice required on the part of the holders of Series A Preferred Stock. As of the date hereof, the Company has 9,919,840 shares of Common Stock outstanding. Dividends on the Series A Preferred Stock accrued through November 3, 2010 and amounted to approximately $143,000 and will be paid to the holders of Series A Preferred Stock on the regularly scheduled payment date of January 31, 2011.

As a result of foregoing, as of November 4, 2010, the Company will no longer incur the Series A Dividend that was payable quarterly, at the rate of 6% per annum for each outstanding share, payable in cash or common stock dividends, as applicable. .

Pursuant to the Certificate of Designation of the Series A Preferred Stock, all outstanding shares of the Series A Preferred Stock shall automatically convert to shares of Common Stock, at the earlier to occur of (x) the twenty-four (24) month anniversary of the Closing Date, and (y) at such time that the VWAP of the Company’s Common Stock is no less than $5.00 for a period of ten (10) consecutive trading days with the daily volume of the Common Stock of at least 50,000 shares. Since October 21, 2010 to November 03, 2010, the Company’s Common Stock has been trading at a VWAP of no less than $5.00 for a period of ten (10) consecutive trading days with the daily volume of the Common Stock of at least 50,000 shares per day. As the mandatory conversion condition has been met, the Company’s Board of Directors has authorized the automatic conversion.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Keyuan Petrochemicals, Inc.

By:	/s/ Aichu Li
Name:	Aichun Li
Title:	Chief Financial Officer
Dated:	November 8, 2010